FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS 2013 FIRST QUARTER FINANCIAL RESULTS

Clarksville, Indiana—January 30, 2013. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank, F.S.B. (the "Bank"), today reported net income of $1.0 million and net income available to common shareholders of $973,000, or $0.43 per diluted share, for the quarter ended December 31, 2012 compared to net income of $910,000 and net income available to common shareholders of $867,000, or $0.39 per diluted share, for the quarter ended December 31, 2011.

Net interest income after provision for loan losses increased $414,000 for the quarter ended December 31, 2012 as compared to the same period in 2011. Interest income increased $400,000 when comparing the two periods due primarily to an increase in the average balance of interest-earning assets of $87.1 million from $488.8 million for 2011 to $575.9 million for 2012, which more than offset the change in interest income due to a decrease in the average tax-equivalent yield on interest-earning assets from 5.34% for 2011 to 4.86% for 2012. Interest expense decreased $147,000 when comparing the two periods due primarily to a decrease in the average cost of interest-bearing liabilities from 1.18% for 2011 to 0.87% for 2012, which more than offset the change in interest expense due to an increase in the average balance of interest-bearing liabilities of $82.0 million from $421.3 million for 2011 to $503.3 million for 2012. The provision for loan losses increased $133,000 from $319,000 for 2011 to $452,000 for 2012. Nonperforming loans increased $701,000 from $5.8 million at September 30, 2012 to $6.5 million at December 31, 2012. Net charge-offs were $223,000 for the quarter ended December 31, 2012 compared to $288,000 for the same period in 2011.

Noninterest income increased $328,000 for the quarter ended December 31, 2012 as compared to the same period in 2011. The increase was due primarily to net gains on the trading account securities portfolio of $102,000 for 2012, an increase in net gains on the sale of loans of $73,000, and increases in service charges on deposit, real estate lease income and other income of $37,000, $45,000 and $42,000, respectively. The increase in service charges on deposits is due primarily to the acquisition of four branches from First Federal Savings Bank of Elizabethtown, Inc. (“FFSB”) in July 2012. The increase in other income is due primarily to increases in surcharge, interchange and other fee income sources, which also increased due primarily to the acquisition of the FFSB branches. The increase in real estate lease income is due to the commencement of rents for two of the tenants in a real estate development owned by Company.

Noninterest expenses increased $584,000 for the quarter ended December 31, 2012 as compared to the same period in 2011. The increase was due primarily to increases in compensation and benefits, professional fees, FDIC premiums and net loss on foreclosed real estate of $732,000, $48,000, $29,000 and $39,000, respectively, which more than offset decreases in advertising and other operating expense of $174,000 and $80,000, respectively. The increase in compensation and benefits expense is due primarily to normal salary, wages and benefits increases, the addition of employees as a result of the acquisition of the FFSB branches, and increased ESOP compensation expense of approximately $333,000 due to the accelerated repayment of the ESOP loan. The decrease in advertising expense was due primarily to expenses recognized in the quarter ended December 31, 2011 that were associated with the rebranding and advertising campaign for the Bank’s new look and logo that was launched in September 2011.

The Company recognized income tax expense of $378,000 for the quarter ended December 31, 2012, for an effective tax rate of 27.1%, compared to income tax expense of $326,000, for an effective tax rate of 26.4%, for the same period in 2011.

Comparison of Financial Condition at December 31, 2012 and September 30, 2012

Total assets increased $13.7 million from $638.9 million at September 30, 2012 to $652.6 million at December 31, 2012. Investment securities and net loans increased $21.7 and $3.8 million, respectively, while cash and cash equivalents decreased $17.1 million from September 30, 2012 to December 31, 2012. Borrowings from Federal Home Loan Bank increased by $15.0 million, while deposits decreased by $2.4 million.

Stockholders’ equity increased $576,000 from $82.9 million at September 30, 2012 to $83.5 million at December 31, 2012. The Company declared a special cash dividend of $0.40 per share to the stockholders of record of the common shares as of the close of business on November 30, 2012, which totaled $930,000 and was paid on December 31, 2012. At December 31, 2012, the Bank was considered “well-capitalized” under applicable regulatory capital guidelines.

Additionally, the Board of Directors currently intends to adopt a policy of paying regular cash dividends beginning during the first calendar quarter of 2013. The Company cannot guarantee that it will pay dividends or that, if paid, it will not reduce or eliminate dividends in the future.

First Savings Bank has fourteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, Floyds Knobs, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo and Salem. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact

Tony A. Schoen, CPA

Chief Financial Officer

812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended
	December, 31
OPERATING DATA:	2012	2011
(In thousands, except share and per share data)

Total interest income	$6,760	$6,360
Total interest expense	1,095	1,242

Net interest income	5,665	5,118
Provision for loan losses	452	319

Net interest income after provision for loan losses	5,213	4,799

Total noninterest income	1,000	672
Total noninterest expense	4,819	4,235

Income before income taxes	1,394	1,236
Income tax expense	378	326

Net Income	$1,016	$910

Less: Preferred stock dividends declared	(43)	(43)

Net Income available to common shareholders	$973	$867

Net Income per share, basic	$0.45	$0.40
Weighted average common shares outstanding, basic	2,155,999	2,154,339

Net Income per share, diluted	$0.43	$0.39
Weighted average common shares outstanding, diluted	2,237,367	2,211,424

Performance ratios (annualized):
Return on average assets	0.63%	0.68%
Return on average equity	4.88%	4.76%
Interest rate spread	3.99%	4.16%
Net interest margin	4.10%	4.33%
Efficiency ratio	72.30%	73.14%

	December 31,	September 30,
FINANCIAL CONDITION DATA:	2012	2012
(Dollars in thousands)

Total assets	$652,634	$638,913
Cash and cash equivalents	21,695	38,791
Investment securities	185,681	163,953
Gross loans	398,001	393,973
Allowance for loan losses	5,135	4,906
Earning assets	595,416	570,285
Goodwill	7,936	7,936
Core deposit intangibles	2,327	2,413
Deposits	491,873	494,234
FHLB borrowings	68,044	53,062
Total liabilities	569,132	555,987
Stockholders' equity	83,502	82,926

Non-performing assets:
Nonaccrual loans	5,239	4,089
Accruing loans past due 90 days	1,294	1,743
Troubled debt restructurings classified as performing loans	6,366	6,811
Foreclosed real estate	1,549	1,481
Other nonperforming assets	-	-

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	1.27%	1.23%
Allowance for loan losses as a percent of nonperforming loans	78.60%	84.12%
Nonperforming loans as a percent of total loans	1.62%	1.46%
Nonperforming assets as a percent of total assets	2.21%	2.21%